SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2006

Orleans Homebuilders, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-6830	59-0874323
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Greenwood Square, Suite 101	19020
3333 Street Road, Bensalem, PA	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (215) 245-7500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On November 1, 2006, Greenwood Financial, Inc. and other wholly owned subsidiaries of Orleans Homebuilders, Inc. (the “Company”), as borrowers, and the Company, as a guarantor, entered into a First Amendment to Amended and Restated Revolving Credit Loan Agreement (the “First Amendment”) with various banks as lenders and Wachovia Bank, National Association (“Wachovia Bank”), as agent.  The amendments that may be material to the Company are briefly summarized below.

Pursuant to the First Amendment, various definitions and covenants were amended, including:

•                  The required debt service ratio was reduced from 2.25-to-1.00 for the entire term of the revolving credit facility to 2.25-to-1.00 at September 30, 2006; 2.00-to-1.00 at December 31, 2006; 1.65-to-1.00 at March 31, 2007; 1.50-to-1.00 at June 30, 2007 through December 31, 2007; 1.65-to-1.00 at March 31, 2008; and 1.80-to-1.00 at June 30, 2008 through December 31, 2008.  In addition, the Company’s debt service ratio must be greater than or equal to 1.75-to-1.00 as of the last day of at least two fiscal quarters in each rolling period of five consecutive quarters, beginning with the period of five consecutive fiscal quarters ending September 30, 2006.

•                  The definition of “debt service” included in the calculation of the debt service ratio was modified to exclude the repayment of the $5,000,000 note issued to the former owners of Realen Homes.

•                  The non-default variable interest rate spread increased by 25 basis points when the Company’s debt service ratio is less than 2.25-to-1.00.  The variable interest rate spread is now 1.65 to 2.50.

•                  The permitted ratio of all land owned which is not subject to a qualifying agreement of sale and on which no unit has been or is being constructed to the Company’s consolidated adjusted tangible net worth was increased from 1.75-to-1.00 to 1.85-to-1.00 at September 30, 2006 through December 31, 2006; 1.75-to-1.00 at March 31, 2007 through June 30, 2007; 1.65-to-1.00 at September 30, 2007 through December 31, 2007; and 1.50-to-1.00 from March 31, 2008 through December 31, 2008.

•                  The permitted minimum consolidated tangible net worth was reset to 90% of the Company’s consolidated tangible net worth at September 30, 2006 plus an amount equal to 50% of the net income earned during each fiscal quarter that ends after September 30, 2006 and all of the net proceeds of equity securities issued by the Company after September 30, 2006.  In addition, the definition of consolidated tangible net worth was modified to exclude any intangible assets recognized in connection with the Company’s supplemental executive retirement plan.

•                  The required financial metrics that allow for the unsecured election provided under the First Amendment were raised to a leverage ratio that is less than or equal to 2.00-to-1.00, a debt service ratio that is greater than or equal to 2.25-to-1.00, and a ratio of all land owned which is not subject to a qualifying agreement of sale and on which no unit has been or is being constructed to the Company’s consolidated adjusted tangible net worth that is less than or equal to 1.25-to-1.00.  If these financial metrics are in place for two consecutive quarters, then the Company may request a release of all collateral under the revolving credit facility.

In addition, certain definitions and provisions were added in order to reflect the documentation standards for credit facilities as contemplated by the Loan Syndications and Trading Association.

The foregoing description is qualified in its entirety by reference to the First Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

ITEM 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

At September 30, 2006, the Company’s ratio of all land owned which is not subject to a qualifying agreement of sale and on which no unit has been or is being constructed to the Company’s consolidated adjusted tangible net worth was 1.77-to-1.00.  A covenant in the Company’s Amended and Restated Revolving Credit Loan Agreement permitted a maximum ratio of all land owned which is not subject to a qualifying agreement of sale and on which no unit has been or is being constructed to the Company’s consolidated adjusted tangible net worth of 1.75-to-1.00.  On November 1, 2006, the First Amendment, as more fully described in Item 1.01, “Entry into a Material Definitive Agreement,” increased the maximum permitted ratio of all land owned which is not subject to a qualifying agreement of sale and on which no unit has been or is being constructed to the Company’s consolidated adjusted tangible net worth from 1.75-to-1.00 to 1.85-to-1.00 at September 30, 2006.  As a result, on November 1, 2006, as of September 30, 2006, the Company was in compliance with the covenants contained in its Amended and Restated Revolving Credit Loan Agreement, as amended by the First Amendment.

ITEM 9.01	Financial Statements and Exhibits.

(d)      Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	First Amendment to Amended and Restated Revolving Credit Loan Agreement, dated November 1, 2006.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORLEANS HOMEBUILDERS, INC.

Dated: November 3, 2006	By:	JOSEPH A. SANTANGELO
Joseph A Santangelo
Chief Financial Officer